NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD MOTOR COMPANY REPORTS APRIL U.S. SALES

•  Ford Motor Company’s U.S. sales in April were 228,623, down 13 percent from a year ago.
•  New crossovers help Ford increase its share in the industry’s fastest-growing category.
•  Sales of the Ford Edge crossover were 9,134, and Lincoln MKX sales were 2,901.
•  Land Rover sales rose 13 percent, as all-new LR2 debuts.

DEARBORN, Mich., May 1 - Ford Motor Company’s April U.S. sales totaled 228,623, down 13 percent compared with a year ago.

“With April behind us, we remain focused on getting the word out about the strength of our new products, and our marketing offensive is moving into high gear,” said Mark Fields, Ford's President of The Americas. “Customers are responding very positively to our new ‘Ford Challenge’ ads that pit Ford vehicles against the best of the competition, so we’re accelerating our plans.”

Today, Ford begins airing two new F-Series truck ads starring Mike Rowe, creator and star of the Discovery Channel’s hit show “Dirty Jobs.” The ads demonstrate the clear advantages of Ford Tough trucks in safety, strength and capability.

Ford’s internal data show that the Ford Challenge campaign has generated a strong response in product favorability, purchase consideration and sales. Following the start of the successful “Fusion Challenge” ads in January, the Ford Fusion posted double-digit sales increases throughout the first quarter.

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Strong Crossover Growth Continues
Although April sales for most products were lower than a year ago, new crossover utilities helped Ford increase its share of the industry’s fastest growing category. Ford Edge sales were 9,134, and Lincoln MKX sales were 2,901. In addition, Land Rover introduced its first crossover utility, the LR2, and first month sales were 1,302. Total Ford Motor Company crossover sales were 28 percent higher than a year ago during April.

“The success of our newest products - Ford Fusion, Edge, Lincoln MKX, Ford Super Duty and Ford Expedition - gives us encouragement that we’re creating the products our customers really want, and we’re beginning to stabilize our retail market share,” Fields said.

“Three years ago, 70 percent of new Ford Motor Company vehicles sold in the U.S. were trucks and traditional SUVs. Today, the balance is nearly 50 percent cars and crossovers, and 50 percent trucks and SUVs,” Fields explained. “We will continue to introduce new crossovers and even more small cars in the U.S., as they represent the consumer growth segments going forward.”

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